EXHIBIT 99.1

INFORMATION
.

For Immediate Release
November 6, 2014
Contact: 513.271.3700
John A. Kraeutler
Chairman and Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FOURTH QUARTER
AND FULL-YEAR OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2015 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported fourth quarter and full-year fiscal 2014 net revenues of $46.7 million and $188.8 million, respectively, a decrease of 5% and an increase of less than 1%, respectively, from the same periods of the prior fiscal year;

•
reported fourth quarter and full-year fiscal 2014 operating income of $12.0 million and $52.4 million, respectively, decreases of 10% and 9%, respectively, from the same periods of the prior fiscal year;

•	reported fourth quarter fiscal 2014 net earnings of $8.2 million, or $0.20 per diluted share, decreases of 11% and 9%, respectively, compared to the fiscal 2013 fourth quarter;

•	reported full-year fiscal 2014 net earnings of $34.7 million, or $0.83 per diluted share, a decrease of 9% compared to fiscal 2013;

•
declared the regular quarterly cash dividend of $0.20 per share for the fourth quarter of fiscal 2014, (indicated annual rate of $0.80 per share), a 5% increase over the regular quarterly rate of fiscal 2013;

•	announced the fiscal 2015 annual indicated cash dividend rate of $0.80 per share, the same as fiscal 2014; and

•	reaffirmed its fiscal 2015 guidance of per share diluted earnings between $0.85 and $0.91 on net revenues of $193 million to $200 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2014	2013	% Change	2014	2013	% Change
Net Revenues	$46,692	$48,962	-5%	$188,832	$188,686	-%
Operating Income	11,968	13,271	-10%	52,392	57,314	-9%
Net Earnings	8,182	9,150	-11%	34,743	38,032	-9%
Diluted Earnings per Share	$0.20	$0.22	-9%	$0.83	$0.91	-9%

	September 30,
	2014	2013
Cash and Equivalents	$43,047	$44,282
Working Capital	99,013	94,471
Shareholders' Equity	161,029	155,045
Total Assets	176,929	176,748

COMPANY COMMENTS

John A. Kraeutler, Chairman of the Board and Chief Executive Officer, said, "Results for the fourth quarter of fiscal 2014 continued to reflect the negative impact of our more competitive diagnostic markets, especially in the molecular testing category where multiple competitive testing platforms have been introduced in recent years.  Diagnostics revenues were down 8% in the period, largely due to a flattening of the illumigene® molecular category, declines in foodborne and legacy immunoassay lines, and weaker shipments to our Japanese distributor.  A 5% overall increase in our Life Science business segment, driven by new molecular products from Bioline, along with expansion into Asian markets and new industrial customers, somewhat offset the disappointing Diagnostics performance.  Additional highlights in the quarter included the addition of 68 new illumigene customers and continued acceptance of illumigene Pertussis.

Net earnings declined by 11%, primarily due to lower overhead absorption, specific price pressure in the Diagnostics segment, one-time charges of $817,000 ($546,000 after taxes) incurred due to compensation-related expenses associated with the recent death of Meridian's founder, Bill Motto, and inventory write-offs from unused and expiring clinical trial materials.

We believe the guidance outlook for fiscal 2015 remains realistic and takes into consideration the heightened competitive market trends for the Diagnostics segment offset by strategic investments that target the growing outpatient segment and further growth of our Life Science segment through our focus on global expansion, increasing industrial market efforts, and emerging success in the AgriBio and genomics research areas.

Our balance sheet is strong, as is our borrowing capacity and our commitment to our dividend policy.  As previously stated, we have accelerated our search for new growth opportunities and we are actively evaluating a number of strategic opportunities for both technology and product line acquisitions."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the fourth quarter ended September 30, 2014.  The dividend is of record November 17, 2014 and payable November 28, 2014.  The Board of Directors has approved the indicated regular quarterly cash dividend rate of $0.20 per share for fiscal 2015, an annual indicated rate of $0.80 per share, the same as the rate in fiscal 2014.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2015 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2015, management expects net revenues to be in the range of $193 million to $200 million and per share diluted earnings to be between $0.85 and $0.91.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.9 million at fiscal 2014 year end to approximately 42.4 million at fiscal 2015 year end.  The revenue and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any additional acquisitions the Company might complete during fiscal 2015.

FINANCIAL CONDITION
The Company's financial condition is sound.  At September 30, 2014, current assets were $112.7 million compared to current liabilities of $13.7 million, resulting in working capital of $99.0 million and a current ratio of 8.2.  Cash and equivalents were $43.0 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FOURTH QUARTER AND FISCAL 2014 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2014 and fiscal 2013.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net revenues	$46,692	$48,962	$188,832	$188,686
Cost of sales	18,291	18,088	71,589	67,642
Gross profit	28,401	30,874	117,243	121,044

Operating expenses
Research and development	3,367	2,748	12,552	10,787
Selling and marketing	6,123	5,820	24,910	22,424
General and administrative	6,943	9,035	27,389	30,519
Total operating expenses	16,433	17,603	64,851	63,730

Operating income	11,968	13,271	52,392	57,314
Other income (expense), net	206	(215)	(284)	48
Earnings before income taxes	12,174	13,056	52,108	57,362
Income tax provision	3,992	3,906	17,365	19,330
Net earnings	$8,182	$9,150	$34,743	$38,032

Net earnings per basic common share	$0.20	$0.22	$0.84	$0.92
Basic common shares outstanding	41,499	41,329	41,455	41,226

Net earnings per diluted common share	$0.20	$0.22	$0.83	$0.91
Diluted common shares outstanding	41,928	42,026	41,913	41,895

The following table sets forth the unaudited segment data for the interim and annual periods in fiscal 2014 and fiscal 2013 (in thousands).

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net revenues
Diagnostics	$34,434	$37,252	$141,500	$144,629
Life Science	12,258	11,710	47,332	44,057
	$46,692	$48,962	$188,832	$188,686
Operating Income
Diagnostics	$9,418	$10,605	$41,629	$46,735
Life Science	2,618	2,404	10,861	10,627
Eliminations	(68)	262	(98)	(48)
	$11,968	$13,271	$52,392	$57,314

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.
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